EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers
Siratsa LLC:

We consent to the incorporation by reference in the registration statement (No.  333-149425) on Form S-8 of Solutia Inc. and the registration statement (No. 333-146957) on Form S-3 of Solutia Inc. of our report dated March 30, 2006, relating to the consolidated statement of operations, changes in members' equity, and cash flows for the year ended December 31, 2005 of Siratsa LLC and subsidiaries which report appears in the December 31, 2007 annual report on Form 10-K/A of Solutia Inc.

/s/ KPMG LLP
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St. Louis, Missouri
March 17, 2008